UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2013

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2013, Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) entered into a Master Service Agreement and Scope of Work (the “Ampion Agreement”) with a clinical research organization (the “Ampion CRO”). Pursuant to the Ampion Agreement, the Ampion CRO will provide study management services in connection with the Company’s clinical trial of AmpionTM for the treatment of osteoarthritis of the knee. The consideration payable by Ampio to the Ampion CRO in connection with these services totals approximately $6.8 million, which is expected to be paid over the course of the next eleven months, subject to the achievement by the Ampion CRO of specified milestones. The Ampion Agreement is effective as of January 21, 2013 and continues until the Ampion Agreement is terminated in accordance with its terms. Either party may terminate the Ampion Agreement with or without cause upon 30 days written notice.

On January 21, 2013, Ampio entered into a Master Services Agreement and Scope of Work (the “Optina Agreement”) with a clinical research organization (the “Optina CRO”). Pursuant to the Optina Agreement, the Optina CRO will provide clinical trial services in connection with the Company’s clinical trial of OptinaTM for the treatment of diabetic macular edema. The consideration payable by Ampio to the Optina CRO in connection with these services totals approximately $6.0 million which is expected to be paid over the course of the next eleven months, based on specified milestones. The Optina Agreement is effective as of January 21, 2013 and continues until completion of the services, unless earlier terminated in accordance with the Optina Agreement.

The Company expects to file the Ampion Agreement and the Optina Agreement as exhibits to its Quarterly Report on Form 10-Q for the period ending March 31, 2013, and intends to seek confidential treatment for certain terms and provisions of each of the Ampion Agreement and the Optina Agreement. The foregoing description is qualified in its entirety by reference to the text of each of the Ampion Agreement and Optina Agreement when filed.

Item 7.01	Regulation FD Disclosure.

On January 22, 2013, Ampio issued a press release announcing an update on OptinaTM as summarized below, a copy of which press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by Ampio under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On January 22, 2013, Ampio announced that the FDA has accepted Ampio’s IND for OptinaTM for the treatment of diabetic macular edema (DME). Ampio plans to commence enrollment in a clinical trial in the first quarter of 2013, with an expected enrollment of 450 patients. The planned multicenter trial is designed to evaluate the safety and efficacy of oral OptinaTM compared with placebo given over a period of 12 weeks in adult patients with DME.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this report:

99.1	Press Release dated January 22, 2013

This Current Report on Form 8-K and Exhibit 99.1 contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “project,” “should,” “plan,” “expect,” “anticipate” “believe,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K and in Exhibit 99.1 are forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in forward-looking statements due to a number of factors, including the statements under “Risk Factors” found in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 9, 2012, and its Form 10-Qs on file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Mark D. McGregor
Chief Financial Officer

Dated: January 25, 2013

AMPIO PHARMACEUTICALS, INC.

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing

99.1	Press Release issued by Ampio Pharmaceuticals, Inc. on January 22, 2013	Furnished